FOR IMMEDIATE RELEASE:




CABLEVISION SYSTEMS CORP.                                       Contact:
One Media Crossways                                             Charles Schueler
Woodbury, N.Y.                                                  (516) 393-1399

                    CABLEVISION SYSTEMS CORPORATION ANNOUNCES
                     DECLARATION OF TWO-FOR-ONE STOCK SPLIT

WOODBURY, N.Y., - MARCH 4, 1998 - Cablevision Systems Corporation (ASE:CVC) today announced the declaration of a two-for-one stock split to be effected as a special stock distribution of one share of common stock for each share of the Company's common stock outstanding.

The record date for the distribution has been set for March 19, 1998. The payment date will be March 30, 1998.

"We are gratified that the marketplace has placed increased value on Cablevision's common stock. By extension, the market has recognized what we believe is a very sound business strategy of building a state-of-the-art telecommunications infrastructure. This will allow us to offer a new generation of services while developing live and televised information, sports and entertainment programming for our customers," said Cablevision Chief Executive Officer James L. Dolan. "We hope that this stock split will make Cablevision shares more accessible to the marketplace," Mr. Dolan continued.

Cablevision Systems Corporation is one of the nation's leading telecommunications and entertainment companies and one of the largest operators of cable television systems in the United States. Cablevision serves more than
3.3 million customers in nine states with major operations in the Boston, Cleveland and New York metropolitan area, where Cablevision now serves 2.5 million customers. Its subsidiary, Rainbow Media Holdings, Inc., manages entertainment, news and sports programming, including American Movie Classics, Bravo, and The Independent Film Channel, and is a 50-percent partner in Fox Sports Net. The company owns a majority interest in Madison Square Garden L.P., which includes the arena complex, the New York Knicks, the New York Rangers, as well as the MSG Network. Its Radio City Productions manages the operations of New York's famed Radio City Music Hall, and holds a long-term lease on the property. Cablevision Lightpath, a wholly-owned subsidiary, provides telephone service to more than 850 businesses on Long Island, while Optimum Online offers high-speed online and Internet access via cable modems to customers in New York and Connecticut. Most recently, the company acquired Nobody Beats The Wiz, Inc.